EXHIBIT 99.1

Bright Mountain Media Acquires Firefighting Apparel Brand and Online Shop, Black Helmet®

Boca Raton, FL— December 21, 2016 Bright Mountain Media, Inc., (www.brightmountainmedia.com) (BMTM) ("Bright Mountain" or the "Company"), a digital media holding company for online assets primarily targeted to the military and public safety sectors, today is pleased to announce that on December 16, 2016, with an effective date of December 15, 2016 and pursuant to the terms of the Asset Purchase Agreement by and among Bright Mountain Media, Inc., its subsidiary Bright Mountain, LLC, Sostre Enterprises, Inc., Pedro Sostre III and James Love (the "Asset Purchase Agreement"), the Company completed the acquisition of assets from Sostre Enterprises, Inc. related to the Black Helmet® apparel division which includes various website properties and content, social media content, inventory and other intellectual property rights.

Launched in June 2008, Black Helmet® is a brand that embodies Firefighter culture and principles: Courage, Dedication, Sacrifice and Tradition. Founded by third-generation firefighter James Love and Internet business and marketing expert Pedro Sostre, Black Helmet® clothing and accessories feature designs that are hand drawn, unique and relay the fearless side of firefighting. Since launch, Black Helmet® has sold over 365,000 t-shirts, hats and accessories, has 75,000 average monthly visitors to its website and over 400,000 Facebook followers.

Under the terms of the Asset Purchase Agreement, Bright Mountain acquired the assets constituting the Black Helmet® brand for an aggregate purchase price of (i) $250,000 in cash, (ii) 200,000 shares of Bright Mountain Media's common stock, (iii) the forgiveness of $200,000 in working capital advances to the seller, and (iv) the assumption of $40,000 in liabilities.

In connection with the acquisition, and to ensure the continuity of the operations, effective December 15, 2016, Mr. Sostre and Mr. Love have been retained as independent contractors for a period of three years.

To view the associated Form 8-K filed, please visit the Securities and Exchange Commission website at www.sec.gov.

About Bright Mountain Media

Bright Mountain Media, Inc. (BMTM) is an owner, acquirer and manager of customized websites for military and public safety audiences. We are dedicated to providing "those that keep us safe" places to go online where they can do everything from stay current on news and events affecting them to look for jobs, share information, communicate with the public and more. For more information, please visit us at https://www.brightmountainmedia.com/.

Safe Harbor Statement

This press release contains forward-looking statements that can be identified by terminology such as "believes," "expects," "potential," "plans," "suggests," "may," "should," "could," "intends," or similar expressions. Many forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results or implied by such statements. Bright Mountain Media, Inc.'s future results may also be impacted by other risk factors listed from time-to-time in its SEC filings. Many factors are difficult to predict accurately and are generally beyond the company's control. Forward-looking statements speak only as to the date they are made and Bright Mountain Media, Inc. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Investor Relations:

Howard Gostfrand
info@amcapventures.com
305.918.7000